Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members

GGP/Homart II L.L.C.:

We consent to the use of our report dated February 27, 2012, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2011 not included herein, which report appears in the December 31, 2011, annual report on Form 10-K of General Growth Properties, Inc. incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

June 27, 2012